THIRD QUARTER FISCAL 2026
INVESTOR QUESTIONS & ANSWERS
June 3, 2026
Forward-Looking Statements
Reference is made to the forward-looking statements disclosure provided at the end of this document.

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended April 30,		Change	Nine Months Ended April 30,		Change
	2026	2025		2026	2025
Net Sales	$2,781,538	$2,894,816	(3.9)%	$7,296,517	$7,055,707	3.4%
Gross Profit	$354,770	$443,119	(19.9)%	$926,998	$969,758	(4.4)%
Gross Profit Margin %	12.8%	15.3%	(250) bps	12.7%	13.7%	(100) bps
Net Income Attributable to THOR	$97,229	$135,185	(28.1)%	$136,701	$132,802	2.9%
Diluted Earnings Per Share	$1.86	$2.53	(26.5)%	$2.59	$2.49	4.0%

EBITDA (1)	$209,078	$232,958	(10.3)%	$411,908	$391,035	5.3%
Adjusted EBITDA (1)	$183,561	$254,823	(28.0)%	$412,620	$449,620	(8.2)%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included in this release

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.Can you comment on the market share movements from both the North American Towable and North American Motorized segments?
a.On a trailing-twelve-month basis for the periods ended March 31, 2026 and March 31, 2025, THOR's North American Towable market share was 36.7% and 36.9% respectively. THOR’s motorized market share has grown, rising to 47.4% from 46.9% on a trailing-twelve-month basis for the periods ended March 31, 2026 and March 31, 2025, respectively. While the Towable segment exhibits modest year-over-year softness, our Motorized segment continues to grow share and capitalize on the relative strength of certain motorized product types in the market, in particular Class C products.

As evident by our trailing-twelve-month North American market shares, a longer-term view presents a more stable position within the market. We view near-term market share declines as temporary due to the dynamics of our long-term strategic initiatives. As we have communicated in recent quarters, the process of resetting our market share position will take time as our two largest initiatives, related to Heartland and Keystone, are not quick fixes.

Heartland products that were realigned under Jayco for a comprehensive reset required a period of paused production which severely suppressed retail activity while the revamped Heartland lineup was developed and launched. Keystone’s broad refresh of its product portfolio has necessitated a period of time for independent dealers to work through prior-model-year inventory before the refreshed product could meaningfully influence retail share. Keystone’s current retail performance reflects this prior-model-year inventory transition, not the performance of the refreshed product in the market. We expect to begin seeing an increase in Keystone's market share following the close of our fiscal 2026 on July 31, 2026, as the refreshed lineup moves through the independent dealer base and reaches retail customers in volume.

Outside of these two intentional resets, the rest of THOR’s North American product portfolio remains healthy and, in several cases, has gained market share. Jayco Towable market share is up year-over-year on every comparison basis — trailing-twelve-months, trailing-three-months and month-to-date. On the Motorized side, Thor Motor Coach, Entegra and Tiffin are all showing year-over-year strength on a trailing-twelve-month basis, driving the consolidated THOR Motorized market share gain noted above. These market positions continue to bolster our confidence in the long-term market share of the consolidated THOR product portfolio.

2.Are North American independent dealer inventories and ordering cadences aligned with your outlook for the remainder of THOR’s fiscal 2026 and the start of fiscal 2027?
a.North American independent dealer inventories of THOR products were approximately 79,200 units as of April 30, 2026 compared to approximately 91,800 units at the end of the prior-year period. In particular, independent dealer inventories of THOR Towable products as of April 30, 2026 have declined 17.3% compared to the prior-year period due to the temporary impacts of our previously discussed Heartland and Keystone initiatives and the struggles of the broader industry for towable products.

Our initial guidance for fiscal 2026 assumed North American retail would experience a low- to mid-single digit decline during our current fiscal year compared to our prior fiscal year. While the independent dealer inventory decline aligns with our initial retail guidance directionally, the magnitude of the decline will likely exceed our initial outlook due to a muted selling season. Many dealers stocked their lots in anticipation of a stronger selling season than what has been realized, with the missed expectations largely due to low consumer confidence as a result of the macroeconomic headwinds being intensified by inflation and geopolitical events. Independent dealer sentiment indicates a desire to curtail inventory levels as the trajectory of selling season has become clearer. We ultimately view independent dealer inventory levels as healthy to low given the current industry landscape and believe that there are restocking opportunities upon a retail inflection.

While ordering cadences have evolved relative to our previous assumptions, we do not view these changes as materially impacting our outlook. Some independent dealers have signaled a desire to shift toward smaller but more frequent orders. While this may inhibit period-specific, top-line lifts, long-term volumes are expected to remain aligned with our expectations. We ultimately view this development as healthy for the industry and beneficial to both THOR and our independent dealer partners. Bulk orders provide a level of volume pricing benefits up front for independent dealers but lead to higher promotional needs on the back end if retail activity unexpectedly slows. Smaller, but more frequent ordering practices should reduce our up-front pricing concessions as well as the need to support retail pull-through on the back end with additional promotional support. Over the longer term, these developments provide an opportunity for bolstered profit margins for both THOR and our independent dealers.

3.Have there been any changes to the European retail environment in recent months? Are European dealer inventories aligned with current retail demand?
a.The European retail environment is still tracking relatively flat across the previous twelve months and compared to fiscal 2025. Consumer sentiment, influenced by geopolitical uncertainties, inflationary pressures and shocks to energy prices is continuing to delay an inflection in retail growth. In the near term, retail trends have shown some positive signs, but this is partially attributable to a pull-forward effect in which certain motorized products were registered on dealer lots ahead of expiring emissions regulations. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the three months ended March 31, 2026 increased 18.1% in comparison with the prior-year period. This change was driven by a 24.1% increase in registrations of motorcaravans and campervans and a 0.8% increase in registrations of caravans during the period. Consumer preferences continue to shift away from caravan products, and as such, motorized products are primarily where our European segment has experienced recent market share gains. For the three months ended March 31, 2026, our European segment, led by motorcaravan retail share growth, has increased its overall market share 150 basis points to 24.4% compared to the prior-year period and has significantly narrowed the gap to the industry leader.

Although European retail has shown resilience, independent dealers remain cautious with ordering and inventory levels. European independent dealer inventory as of April 30, 2026 was 20,400 units, an 11.3% decline from the prior-year period. This would represent the lowest level of independent dealer inventory for our European segment since the third quarter of fiscal 2023. While this balance is comparatively low, it is trending toward typical pre-pandemic levels. Given continued macroeconomic challenges, we view European independent dealer inventories of motorcaravan and campervan products as appropriate while urban vehicle and caravan dealer inventories are slightly elevated but improving.

4.How is the current macroeconomic environment impacting RV consumers? What pressures are consumers facing and how are those pressures influencing their buying decisions?
a.The current state of the RV retail market has been broadly challenging for all industry participants and segments, with calendar year 2026 industry retail tracking near 300,000 units — well below pre-pandemic norms. A structurally bifurcated consumer landscape has further degraded the discretionary purchase confidence that our market depends upon, with the most price-sensitive towable segment absorbing the brunt of that pressure. As a direct consequence, dealers have understandably adopted a deliberately cautious posture towards inventory and ordering. Consumer confidence is a key driver for a healthy retail environment, but it has been depressed due to various macroeconomic pressures that are being accentuated and protracted by the war in Iran, significantly weighing on consumer confidence and impeding a pathway toward moderating inflation and subsequent interest rate cuts. Our commentary surrounding our fiscal year 2026 second quarter guidance decision correctly identified this risk, with the war in Iran straining consumers during the most important retail window of our fiscal year. The demographic and lifestyle drivers that pulled millions of new households into the RV lifestyle over the last decade remain intact, though buyers are currently more value-conscious. THOR has fought to defend affordability at the expense of segment margin in a given quarter, and this approach has been the right strategic posture to protect consumers’ ability to stay in the market. We are currently engaging further with the value chain to ensure all participants understand the responsibility of preserving a healthy RV consumer environment.

In North America, the cost of financing and the extended period of strong inflation have been important variables for consumer buying decisions. RV purchases, particularly mainstream towable products, are sensitive to the monthly payment amount, not just the retail price. The combination of elevated interest rates over an extended period and the impact on cost inputs caused by inflation have lifted monthly payments materially, pressuring a meaningful portion of entry-level and mid-tier buyers into either a smaller unit, a used unit, or out of the market altogether for the current cycle. Beyond RV affordability, higher prices on non-discretionary items have compressed household discretionary wallets. This compressed wallet can lengthen the purchasing decision cycle for large, discretionary items.

The European consumer is also facing macroeconomic pressures and strained consumer sentiment but has a healthier foundation regarding financing elements. European interest rates are lower than in North America and the European RV consumer carries a higher proportion of cash and equity in an RV purchase with less reliance on financing. This consumer also skews toward motorized products and a more affluent buyer who is less impacted by affordability concerns. The European consumer is not without pressures, however. The broader macro environment in key European markets remains soft, and consumer confidence in Germany has been challenged by industrial-sector weakness and political uncertainty. Geopolitical pressure tied to the ongoing war in Ukraine and now the war in Iran has weighed on sentiment and kept energy costs elevated.

While they both face macroeconomic pressures, the North American and European consumers are frequently not in the same cyclical phase. They face different financing-cost environments and, at times, different energy and geopolitical pressures. The value of THOR's combined global footprint is precisely that these two consumer bases do not move in lockstep. When one is in the trough of a cycle, the other is often not, and the diversification tempers the volatility of the consolidated result.

Going forward, we believe that progress toward geopolitical resolutions will provide relief to suppressed consumer confidence and create a healthier retail environment. We expect affordability pressures to eventually ease in North America as financing and inflationary costs normalize. The deliberate strategic actions we have taken — the broad RV Groups strategy including, enterprise-wide data and procurement initiatives, the Heartland reset under Jayco, the Keystone rebrand and product line refresh as well as our continued investment in affordability at retail — will compound favorably as the affordability pressures ease. In Europe, we expect continued selective strength with motorhome and campervan demand holding up and order intake reflecting a more resilient consumer than the headline macro picture would suggest. The long-term lifestyle and demographic drivers of RV demand remain firmly intact, and THOR is positioned to lead the industry through the remainder of the cycle and into the next expansion.

OPERATIONS UPDATE

1.Can you provide an update on your North American RV operating model and where things stand in that evolution?
a.Early in our fiscal 2026 third quarter, we announced a strategic evolution of our North American RV operating model establishing two operating RV Groups for the majority of our North American RV OEM operations. At that time, we identified four key areas that we believe will provide the largest structural benefits to our North American operations upon the full implementation of this new operating model:

•Strategic sourcing coordination and supplier alignment
•Operational standardization and process improvement
•Brand and portfolio alignment
•Enterprise-wide data, systems and digital integration

These key areas will provide THOR with benefits that we have not historically fully realized. A more centralized and coordinated sourcing approach will be used to drive efficiencies within our input costs to further address affordability for the consumer as well as strengthen our margin profile. We will also leverage enhanced coordination to drive process improvements that expand productivity and provide further cost savings through self-help initiatives. This coordination and cooperation will also allow for a reasonable and realistic assessment of product profiles to better position our leading brands for further market share expansion. All of this will be enhanced and aided by an enterprise-wide data strategy that will provide THOR with better decision making information, create a more streamlined experience for our independent dealer partners, and establish the foundation for further cost savings and efficiencies.

Initial efforts surrounding this strategic evolution have centered around structural and cultural alignment. Our RV Group management teams have spent an extensive amount of time in our fiscal 2026 third quarter evaluating their new operational structures and identifying next steps. This process has gone extremely well, and our teams have largely completed the assessment phase of this operational evolution. Regarding our enterprise-wide data initiatives, our teams are taking meaningful steps in centrally accessing and unifying data across the Company. We have seen promising results from the early identification of common quality improvement opportunities across the operating companies. Procurement improvements are also being targeted with uniform product numbers providing transparency and more timely identification of cost opportunities across our operating companies. Going forward into our fiscal 2026 fourth quarter, we expect actionable initiatives to begin advancing so that measurable savings and group benefits can be realized in the fiscal periods ahead.

STRATEGIC UPDATE

1.Recently there has been news of potential consolidation of key suppliers to the RV industry. While that merger appears to currently be off the table, what would be the challenges and opportunities if there were to be significant supplier consolidation within the RV industry?
a.We have seen a significant amount of independent dealer consolidation within the RV landscape in recent years that has required THOR to adapt our approach and evolve within this changing landscape. Similarly, if large-scale consolidation occurred on the supplier side, we would need to adapt and address the positives and negatives of this development as well.

Risk certainly exists when there is a reduction in choice within one’s supply chain. Pricing power has the potential to be amplified by key participants and there may be fewer alternatives and less optionality in times of shortages. Additionally, there is a heightened execution risk during a consolidation that could disrupt supply efficiencies and performance as systems and processes are aligned. Combined groups of capital could also lead to more aggressive acquisition strategies that reduce the pool of potential acquisition targets.

Opportunity exists though within this type of consolidated environment, and there are levers to mitigate some of the risks. A pillar of THOR’s evolving North American RV operating model is focused on using our consolidated size and strength to improve procurement processes and act as a more unified buyer. This provides an avenue for more strategic purchasing and the ability to exercise purchasing power. Opportunities would also potentially exist to reset certain relationships as well as achieve efficiencies through the simplification of the purchasing process. These purchasing efficiencies and the leveraging of our size within the purchasing process will ultimately benefit the consumer and allow us to further address affordability challenges in the retail market as our cost structure improves.

In addition to opportunities for THOR in its relationship and interactions with suppliers, consolidation within the supplier environment would increase the demand for additional suppliers to position themselves more prominently and provide balance. A consolidated landscape would provide us the opportunity to continue building our owned supply companies into full-service, trusted partners through strategic acquisitions and product offering expansion. The desire of the RV industry to establish an additional, trusted supply alternative is evident in our supply companies’ financial performances with year-over-year net sales continuing to grow from both a quarter-to-date and year-to-date perspective and strong content per unit (“CPU”) growth achieved with both THOR RV operating companies and other third-party RV manufacturers. The recent hiring of Andy Murray underscores THOR’s focus on positioning our owned suppliers as key partners for the industry as we continue to evaluate the considerable white space for expansion of our supply company product portfolio. In an industry where supply chain concentration is a risk, establishing our owned suppliers as powerful alternatives is an investment we intend to continue to deliver on.

2.The tariff environment continues to evolve as certain tariffs are struck down while new tariffs are added. How are you responding to these changes and mitigating THOR’s exposure? Have there been any changes to the financial impact on THOR compared to the initial tariff environment?
a.The tariff environment remains challenging in regard to input cost management and adequate transparency surrounding current and projected tariffs relevant to our supply chain. The initial International Emergency Economic Powers Act (“IEEPA”) tariffs were struck down this spring only to be replaced by new forms of tariffs in various iterations. These in turn have been challenged and have left the tariff environment murky. The majority of our business entities are not importing products or components directly, but rather sourcing through third-party vendors. This can make it difficult to discern the magnitude or the timing of the impact of tariffs through vendor pricing actions.

We do not expect these tariff amendments to have a material impact on our input costs relative to the initial tariff environment, with the net-net impact approximately neutral compared to what we have experienced so far during our fiscal 2026. Our mitigation response remains focused on strategic geographic sourcing, when possible, continued investment in product expansion at our owned supply companies and cooperation across the value chain. We expect our suppliers and independent dealer partners to adequately share in the effects of tariffs so as to protect retail pull-through by consumers and alleviate affordability concerns as much as possible. Our belief is that there is room for improvement regarding this shared responsibility and we intend to advocate for this improvement within the value chain. Additionally, we expect a reasonable flow through regarding any IEEPA refunds that are issued.

FINANCIAL UPDATE

1.THOR’s North American Towable segment experienced a difficult quarter regarding top- and bottom-line performance. Can you explain the overarching pressures on this segment?
a.Our North American Towable financial performance for our third quarter was below our expectations, with several identifiable factors disproportionately impacting the segment. Net sales for the fiscal 2026 third quarter were down 24.6% compared to the prior-year period. Fifth wheel products within the segment were especially strained, with sales down 30.2% compared to the prior-year period after being relatively flat year-over-year in our fiscal 2026 second quarter. With wholesale sales generally following retail sales on a one-to-one basis, net sales for the quarter were clearly hampered by the struggling retail environment. In addition to historically low levels of consumer sentiment, we believe retail pull-through was further constrained due to interest rates remaining elevated and material cost pressures passed on by the supply chain despite the best efforts of OEMs and independent dealers to share in the burden and address the affordability challenge.
The gross profit margin percentage in the third quarter of fiscal 2026 declined 470 basis points compared to the prior-year period due to lower sales, higher material costs and an unfavorable product mix as fifth wheel unit sales declined 31.4% compared to the three months ended April 30, 2025. The challenges of the Towable segment were influenced in large part by shifts in macroeconomic pressures producing a meaningful spike in input costs that flowed directly into our bill of materials. We feel it is in the best interest of the entire value chain to equally share in these material cost burdens to keep retail pull-through healthy given the preexisting presence of affordability challenges. When a unified approach was unable to be achieved, the affordability challenges that have weighed on our industry throughout the downturn were further compounded at the input layer.

Faced with this input-cost dynamic, we made a deliberate choice in our North American Towable segment to fight for affordability at the retail price point rather than pass the full cost burden through to the independent dealer and consumer. We believe this was the right decision for the long-term health of our brands, our independent dealer partners and consumers’ ability to enter and stay in the RV lifestyle. This mindful decision did, however, come at a cost, with our North American Towable margins negatively impacted accordingly. Despite this realized cost, we would make this choice again under the same conditions. Defending affordability in a stressed consumer environment protects retail velocity, the independent dealer channel and long-term market share. We have consistently said we manage this business for the long term.

With the additional pressures that were placed on North American consumers, the spring retail market underperformed with the retail softness flowing through our fiscal 2026 third quarter in a way that disproportionately affected the Towable segment, which is the most consumer-discretionary and affordability-sensitive portion of our portfolio. Our decision not to raise guidance after our fiscal 2026 first and second quarters reflected exactly this risk.

None of these dynamics that impacted the performance of our Towable segment reflect a structural weakness in the segment or in our brand positions. As discussed elsewhere in this document, our underlying portfolio actions — the Heartland reset under Jayco and the Keystone rebrand — continue to track, and we expect the benefits to compound as we enter and progress through our fiscal 2027. As we move ahead, THOR expects that enterprise procurement initiatives will result in better alignment and favorable impacts on our input costs. This will strengthen our margin profile and allow us to further address segment profitability. We will continue to manage our Towable segment for long-term share growth, sustained independent dealer health and improved consumer affordability, all while being transparent with investors about the trade-offs that this posture sometimes requires in a given quarter.

2.Despite relative softness in the overall market, THOR’s North American Motorized segment produced further quarterly revenue growth on a year-over-year basis. What are the dynamics influencing the segment’s performance?
a.Net sales for our North American Motorized segment for our fiscal 2026 third quarter increased 7.7% compared to the prior-year period, continuing the year-over-year growth trends seen in our fiscal 2026 first and second quarters. The net sales increase was driven by a 9.1% increase in unit shipments led by our Class C product line which achieved year-over-year unit shipment growth of 19.4% for the quarter. The increase in shipment volume for the Motorized segment was partially offset by a 1.4% decrease in the overall net price per unit, primarily due to a shift toward more moderately-priced units within our Class B product lines.

Despite the relative strength of the top-line performance, the North American Motorized segment gross profit margin percentage decreased to 8.8% in our fiscal 2026 third quarter, down 170 basis points from the prior-year period. The decline in the gross profit percentage was largely due to moderate increases in the material and warranty cost percentages. We believe that our Class C offerings will continue to provide strong top-line performance for the segment driven by data-driven price points and growing market share. Our Class C product line expanded market share 390 basis points in the three months ended March 31, 2026 compared to the prior-year period as these products continue to resonate with customers and are attuned to desirable price points in response to affordability concerns within the industry. We believe the bifurcation of the economy has also helped insulate the Motorized segment from some of the macroeconomic pressures experienced by the Towable segment. We intend to address current cost pressures — increasing material costs and elevated warranty expenses — through focused initiatives within our enterprise-wide data strategy that will help bolster and expand our margin profile so that our bottom line benefits further from the relative volume strength seen within the segment.

3.THOR’s fiscal 2026 third quarter European segment results continue to show relative top-line resilience while profitability remains stressed. Are the dynamics that have been influencing the financial performance of this segment evolving or subsiding in any fashion?
a.Although European net sales for our fiscal 2026 third quarter are up 3.6% on a constant currency basis compared to the prior-year period, the gross profit margin percentage declined 180 basis points for the same comparative period. The dynamics influencing the European segment have persisted for much of our fiscal year. The market environment has been extremely price-aggressive due to competitor dynamics and an uncertain macroeconomic environment. Additionally, the bifurcated economic landscape experienced in North America is similarly present in Europe. While all product segments are contending with the price-aggressive landscape, our mainstream products have experienced increased pressure while entry and premium products show resilience. The pressure on our mainstream offerings, a product category that our European segment has historically excelled with, has led to compressed margins and a need for promotional activity as well as lower-margin special edition units that are now offered across multiple brands rather than just those that are refreshing their model lineup. The European segment has also experienced elevated warranty costs in recent periods, as well as rising material costs due to inflationary pressures that are offsetting cost reduction initiatives.

In an effort to combat these margin pressures, our European segment has undertaken various strategic initiatives to seek labor and production efficiencies so as to improve its structural margin profile. These initiatives have resulted in $3.4 million and $15.8 million of restructuring costs, primarily severance-related costs, for the three and nine months ended April 30, 2026, respectively. An example of these initiatives centers around targeted production and labor efficiency improvements following the restructuring of our Elddis product that has historically been produced in the United Kingdom. We have taken advantage of the operational efficiencies and flexibility of our production facilities and moved the production of the Elddis products to sites in Poland and southwest Germany. We believe there are additional opportunities to take advantage of production and labor efficiencies within our European footprint, and our European leadership team is focused on maximizing our cost structure to enhance our European segment performance and expand our retail market share as we enter fiscal 2027 and beyond.

4.THOR’s full year fiscal 2026 guidance was revised downwards for various items, in particular in regard to retail market trends and THOR’s diluted earnings per share. What led to this decision, and what risks do you see in your fiscal fourth quarter?
a.As we approached the release of our fiscal 2026 second quarter results, we believed there was risk associated with persistent macroeconomic headwinds that would be accentuated by the emerging geopolitical tensions. The timing of this risk was suboptimal as the RV industry entered its ever-important spring selling season. We felt it was prudent at that time to maintain guidance due to this developing risk despite the Company accumulating a meaningful level of profitability through the first six months of our fiscal 2026.

While we were correct to treat the risk with a high level of consideration, we did not anticipate the magnitude of the consequences that were brought on by geopolitical influences that weighed further on existing consumer sentiment and amplified macroeconomic challenges. Arguably, very few voices across the RV industry and the broader economic landscape anticipated the full scope of the consequences, or their duration. These macroeconomic headwinds have weighed heavily on consumer sentiment due to negative headlines, economic uncertainty, rising fuel costs and inflationary cost pressures that were already present due to tariff policies. Individually, these factors do not always dictate the direction of the RV industry. However, collectively, the drag on consumer sentiment by these factors has had a significant impact on the retail environment.

The macroeconomic pressures also impact affordability. Inflationary pressures restrict the Federal Reserve’s ability to reduce interest rates, a key factor that influences financing costs for RV customers. Material costs have also risen, which can impact pricing at the retail level as well as the profitability of our operating segments. In an environment where affordability concerns are already a key impediment to a significant retail inflection, rising material costs must be shared across the value chain if our industry expects to sustain a healthy level of retail pull-through. This environment has been challenging for our operating segments, leading to pressured profitability metrics and a need to reevaluate supply chain dynamics.

In evaluating our fiscal 2026 year-to-date results and looking forward to our fiscal 2026 fourth quarter, we believe that heightened risk remains regarding the health of the consumer, the RV retail environment and near-term margin performance. While we are steadfast in our belief in the long-term growth of the RV industry and in our ability to strengthen our margin profile, we believe it is prudent to revise our full-year fiscal 2026 guidance to align with the realities of the prolonged and accentuated macroeconomic headwinds.

For fiscal 2026, the Company’s revised full-year financial guidance includes:
•Consolidated net sales in the range of $9.0 billion to $9.5 billion (no revision)
•Declining gross margin at midpoint (previously stable)
•Diluted earnings per share in the range of $3.30 to $3.80 (previously $3.75 to $4.25)
•For the fiscal year 2026 period, an assumption of a mid-teens retail decline in North America with a low-single-digit market share decline in North American Towables and a low-single-digit market share gain in North American Motorized (previously low- to mid-single-digit retail decline in North America with stable market share)
•No meaningful financial impact for the balance of the fiscal year related to the strategic evolution of our North American RV operations (no revision)
•A total tax rate in the range of 26% to 28% including estimated discrete items (previously 24% to 26% excluding discrete items)

Summary of Key Quarterly Segment Data – North American Towable RVs
Dollars are in thousands

NET SALES:	Three Months Ended April 30,		Change
	2026	2025
North American Towable
Travel Trailers	$538,239	$676,680	(20.5)%
Fifth Wheels	343,539	492,198	(30.2)%
Total North American Towable	$881,778	$1,168,878	(24.6)%

# OF UNITS:	Three Months Ended April 30,		Change
	2026	2025
North American Towable
Travel Trailers	21,793	28,417	(23.3)%
Fifth Wheels	5,252	7,660	(31.4)%
Total North American Towable	27,045	36,077	(25.0)%

ORDER BACKLOG:	As of April 30,		Change
	2026	2025
North American Towable	$385,988	$634,318	(39.1)%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2026	2025
U.S. Market	35.4%	37.4%
Canadian Market	36.9%	37.7%
Combined North American Market	35.5%	37.4%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2026 and 2025.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs
Dollars are in thousands

NET SALES:	Three Months Ended April 30,		Change
	2026	2025
North American Motorized
Class A	$186,725	$174,783	6.8%
Class C	403,538	340,530	18.5%
Class B	127,473	151,373	(15.8)%
Total North American Motorized	$717,736	$666,686	7.7%

# OF UNITS:	Three Months Ended April 30,		Change
	2026	2025
North American Motorized
Class A	1,008	991	1.7%
Class C	3,871	3,243	19.4%
Class B	1,129	1,273	(11.3)%
Total North American Motorized	6,008	5,507	9.1%

ORDER BACKLOG:	As of April 30,		Change
	2026	2025
North American Motorized	$766,117	$883,739	(13.3)%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2026	2025
U.S. Market	47.9%	46.8%
Canadian Market	42.4%	43.7%
Combined North American Market	47.8%	46.6%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2026 and 2025.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs
Dollars are in thousands

NET SALES:	Three Months Ended April 30,		Change
	2026	2025
European
Motorcaravan	$543,757	$481,554	12.9%
Campervan	294,629	252,227	16.8%
Caravan	50,428	59,083	(14.6)%
Other	98,771	90,678	8.9%
Total European	$987,585	$883,542	11.8%

# OF UNITS:	Three Months Ended April 30,		Change
	2026	2025
European
Motorcaravan	7,109	6,484	9.6%
Campervan	4,984	4,632	7.6%
Caravan	1,972	2,379	(17.1)%
Total European	14,065	13,495	4.2%

ORDER BACKLOG:	As of April 30,		Change
	2026	2025
European	$1,357,430	$1,343,608	1.0%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date March 31,
	2026	2025
Motorcaravan and Campervan (2)	26.3%	25.0%
Caravan	16.7%	16.1%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD March 31, 2026 and 2025. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).
(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Net income (GAAP)	$95,538	$133,928	$133,348	$129,966
Add back:
Interest expense, net	9,655	11,205	28,092	38,383
Income tax provision	37,935	21,652	53,605	22,858
Depreciation and amortization of intangible assets	65,950	66,173	196,863	199,828
EBITDA (Non-GAAP)	$209,078	$232,958	$411,908	$391,035
Add back:
Stock-based compensation expense	6,702	8,188	25,599	26,798
Change in LIFO reserve, net	2,837	(1,400)	5,941	(2,900)
Non-cash foreign currency loss (gain)	(1,534)	2,665	(2,613)	7,311
Investment-related loss (gain) (1)	(14,227)	137	(13,162)	5,414
Weather-related loss (gain)	—	(1,500)	—	(1,500)
Strategic initiatives	6,282	12,722	29,023	28,181
Other loss (gain), including sales of PP&E	(25,577)	1,053	(44,076)	(4,719)
Adjusted EBITDA (Non-GAAP)	$183,561	$254,823	$412,620	$449,620

(1) Includes the fair value adjustments of certain warrants and stock investments along with equity method investment income and losses

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance and actual results may differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the level of consumer confidence and the level of discretionary consumer spending; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic initiatives including realignments or other reorganizational actions; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits costs to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2026 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.